Exhibit 99.1

FHLBank Chicago Announces 2023 Financial Highlights

February 8, 2024

To Our Members:

In a challenging year for the financial industry, FHLBank Chicago reached new heights in supporting our members and the communities you serve. We are focused on being a reliable source of funding and liquidity and providing meaningful community investment support across our district into the future. Our success in 2023 can be attributed to your strong engagement with FHLBank Chicago, our products and community investment programs.

We expect to report net income of $660 million for 2023 when we file our Form 10-K with the Securities and Exchange Commission (SEC) next month. Our preliminary and unaudited 2023 financial results and details on our 2023 financial performance are provided at the end of this letter. Based on our preliminary fourth quarter 2023 results, the Board of Directors of FHLBank Chicago declared a dividend on January 26, 2024 of 8.75% (annualized) for Class B1 activity stock and 5.125% (annualized) for Class B2 membership stock. Dividends will be paid February 15, 2024. The net benefit of the higher dividend received on Class B1 activity stock has the effect of lowering your borrowing costs from us. This benefit is estimated to be a 14.9 bps* interest rate reduction.

We expect to maintain at least an 8.75% (annualized) dividend for Class B1 activity stock for the first and second quarters of 2024, based on current projections and assumptions regarding our financial condition. We are providing this information to assist you in planning your activity with us. Any future dividend payments remain subject to determination and declaration by our Board of Directors and may be impacted by changes in financial or economic conditions, regulatory and statutory limitations, and any other relevant factors.

Investing in Your Communities Through Strong Member Engagement

In 2023, 90% of our members and associate members used at least one of our core product offerings—advances, letters of credit, Mortgage Partnership Finance® (MPF®) Program products, and Community Investment products. We also welcomed 10 new members last year. Additionally, three Community First® Community Investment products entered their second year after being created in response to critical needs of members and communities across Illinois and Wisconsin. These programs target affordable housing development, access to financial education, and funding for small businesses.

•Advance products: At year-end 2023, 447 members had outstanding advances totaling $65.3 billion, down 1% from year-end 2022. In 2023, we funded $2.4 billion in below market rate advances through our Community Advances Program, designed to help our members fund affordable housing and economic development needs.
•MPF Program: During 2023, 185 participating financial institutions (PFIs) funded our MPF on- and off-balance sheet products. At year-end 2023, MPF loans outstanding on our balance sheet were $11.4 billion, a 12% increase from year-end 2022, showcasing the stability of the MPF Program through a volatile market. Additionally, more than one third of mortgages purchased for investment or securitized through our MPF products were made to low-income borrowers or made to borrowers in a low-income area.
•Affordable Housing Program (AHP): In 2023, we awarded over $33 million in AHP funds to help finance 44 affordable housing projects in Illinois and Wisconsin. These funds will support the acquisition, rehabilitation, and new construction of approximately 1,900 housing units.
•Downpayment Plus® Programs (DPP®): By year-end 2023, 207 members provided over $33 million in down payment assistance grants to more than 3,500 homebuyers in your communities. We opened our 2024 DPP programs on January 16, 2024, making grants up to $10,000 available to your income-eligible homebuying customers.
•Community First Diverse Developer Initiative: This program supports career development for diverse developers of affordable housing in Illinois and Wisconsin. FHLBank Chicago doubled its annual support to $2 million in 2023, the second year of the program. This round funded more than 30 fellowships and internships for 10 beneficiary organizations.
•Community First Housing Counseling Resource Program: In partnership with two FHLBank Chicago housing associates, Illinois Housing Development Authority (IHDA) and Wisconsin Housing and Economic Development Authority (WHEDA), this program provides grants to housing counseling agencies to support expanded service to minority and low- and moderate-income homebuyers. Through these grants, awarded agencies in our District provide financial counseling and education to help homebuyers in underserved communities rebuild credit, manage debt, and establish savings. In 2023, IHDA and WHEDA administered the program, and 30 organizations were awarded $2 million.
•Community First Accelerate Grants for Small Business: This program provides grants up to $25,000 to support the growth and development of small businesses in communities served by FHLBank Chicago member financial institutions. In 2023, FHLBank Chicago awarded more than $4 million in total grants to approximately 170 small businesses – more than quadrupling our program investment year-over-year.

We enjoyed seeing many familiar faces, and some new ones, at our events this past year. We hosted members in Chicago, and also in your communities, throughout 2023. We were excited to introduce Mortgage Roundtables to our events line up and provide more interactive programming in our event agendas. Feedback collected from you last year shaped the new programs and solutions we have in store for you in 2024. Thank you to those who joined us at an event in 2023, and to those who didn’t, visit our Events page on fhlbc.com to not miss out this year!

We remain committed to using our financial strength to support you and your communities and look forward to continuing to deliver value to you in 2024. Thank you for your membership in the Federal Home Loan Bank of Chicago.

Best regards,

Michael Ericson
President and CEO

2023 Financial Highlights

Throughout 2023 we maintained our commitment to being a reliable source of liquidity by providing products, services, and solutions to meet your evolving business needs, and to provide you meaningful support for your community investment activities. Selected financial data is below. For more details, please refer to the Condensed Statements of Income and Statements of Condition. The financial results discussed below are preliminary and unaudited. We expect to file our 2023 Annual Report on Form 10-K with the Securities and Exchange Commission (SEC) next month. After it is filed, you will be able to access it on fhlbc.com or through the SEC’s reporting website.

•Net income for 2023 was $660 million, compared to $415 million in 2022, with the year-over-year increase primarily driven by increased returns on our advances portfolio and our liquidity portfolio (i.e., cash and due from banks, interest bearing deposits, federal funds sold, and securities purchased under agreement to resell) as interest rates rose during the year.
•Net interest income for 2023 was $1.1 billion, compared to $677 million in 2022, driven by the factors discussed above.
•Noninterest income (loss) decreased by $70 million to $(38) million in 2023, compared to $32 million in 2022, primarily driven by losses from derivatives used to hedge our market risk exposure.
•Noninterest expense was $286 million for 2023, compared to $244 million in 2022, with the change primarily driven by increases in compensation and benefits expense, nonpayroll operating expenses, and expenses related to our voluntary Community Investment commitments. In 2023, our voluntary Community Investment expenses were $28 million, compared to $11 million in 2022, as our Board of Directors allocated additional discretionary funds in 2023 recognizing that additional funding would be beneficial in meeting community needs in affordable housing, as well as business and community development.
•Total assets were $118.4 billion at year-end 2023, compared to $126.9 billion at year-end 2022, with the change primarily attributable to a reduction in our liquidity portfolio.
•Advances outstanding were $65.3 billion at year-end 2023, compared to $66.3 billion at year-end 2022, with the change primarily attributable to advances maturing with a former captive insurance company member, offset by increased advance borrowing from our depository members.
•MPF loans held in portfolio increased to $11.4 billion at year-end 2023, compared to $10.2 billion at year-end 2022, primarily attributable to increased volume in loans sold into our MPF program due to competitive pricing offered on our products and, to a lesser extent, increased loan origination due to homebuyer demand.
•Total investment securities were $26.4 billion at year-end 2023, compared to $22.1 billion at year-end 2022, with the change primarily attributable to an increase in investment in GSE mortgage-backed securities and U.S. Treasuries.
•Retained earnings were $5.0 billion at year-end 2023, up from $4.6 billion at year-end 2022.
•Letters of credit commitments increased to $12.6 billion at year-end 2023, up from $10.8 billion at year-end 2022, primarily due to increased usage from our members for public unit deposits.
•We remained in compliance with all of our regulatory capital requirements as of year-end 2023.

*Reflects Class B1 activity stock dividend as a reduction to the assumed advance rate, based on a Class B1 dividend rate of 8.75% for Q4 2023, an opportunity cost of buying stock (estimated to be the Q4 2023 U.S. Federal Reserve Average Federal Funds Rate of 5.33%), and 4.50% advance capitalization for illustration purposes only.

Forward-Looking Information: This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. All statements other than statements of historical fact are “forward-looking statements,” including any projections or guidance of dividends or other financial items; any statements of the plans, strategies, and objectives for future operations; any statements of belief; and any statements of assumptions underlying any of the foregoing. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risks or uncertainties, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, legislative and regulatory developments that affect us or members, instability in the credit and debt markets, economic conditions, prolonged inflation, or recession, maintaining compliance with regulatory and statutory requirements (including relating to our dividend payments and retained earnings), any decrease in our levels of business which may negatively impact our results of operations or financial condition, the reliability of our projections, assumptions, and models on future financial performance and condition, the impact of geopolitical uncertainties or conflicts, changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement product enhancements and new products, the impacts of changes to Federal Home Loan Bank membership requirements, capital requirements and guidance, and liquidity requirements and guidance by the Federal Housing Finance Agency, the loss of members through mergers and consolidations, our ability to retain and recruit qualified personnel, our ability to protect the security of our information systems and manage any failures, interruptions, or breaches, and the risk factors set forth in the our periodic filings with the Securities and Exchange Commission, which are available on the our website at fhlbc.com or through the SEC’s reporting website. We assume no obligation to update any forward-looking statements made in this letter. “Community First,” “Downpayment Plus,” “DPP,” “Mortgage Partnership Finance,” “MPF,” and “MPF Xtra” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	December 31, 2023	December 31, 2022	Change
Cash and due from banks, interest-bearing deposits, federal funds sold, and securities purchased under agreements to resell	$14,472	$27,548	(47)%
Investment debt securities	26,405	22,134	19%
Advances	65,306	66,288	(1)%
MPF Loans held in portfolio, net of allowance for credit losses	11,410	10,160	12%
Other	791	723	9%
Assets	$118,384	$126,853	(7)%

Consolidated obligation discount notes	$28,109	$59,531	(53)%
Consolidated obligation bonds	80,389	58,116	38%
Other	1,746	1,741	—%
Liabilities	110,244	119,388	(8)%
Capital stock	3,277	2,989	10%
Retained earnings	4,979	4,564	9%
Accumulated other comprehensive income (loss)	(116)	(88)	32%
Capital	8,140	7,465	9%
Total liabilities and capital	$118,384	$126,853	(7)%

Member standby letters of credit - off-balance sheet	$12,601	$10,750	17%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the year ended December 31,
	2023	2022	Change	2021	Change
Interest income	$7,409	$2,536	192%	$828	206%
Interest expense	(6,349)	(1,859)	242%	(285)	552%
Net interest income	1,060	677	57%	543	25%
Reversal of (provision for) credit losses	(1)	(2)	(50)%	(2)	—%
Net interest income after reversal of (provision for) credit losses	1,059	675	57%	541	25%
Noninterest income (loss)	(38)	32	(219)%	(12)	367%
Noninterest expense	(286)	(244)	17%	(222)	10%
Income before assessments	735	463	59%	307	51%
Affordable Housing Program assessment	(75)	(48)	56%	(32)	50%
Net income	$660	$415	59%	$275	51%

Average interest-earning assets	$138,626	$109,138	27%	$96,493	13%
Net interest income yield on average interest-earning assets	0.76%	0.62%	0.14%	0.56%	0.06%